Exhibit 99.1
Contacts:
ACADIA Pharmaceuticals Inc.
Thomas H. Aasen, Executive Vice President,
Chief Financial Officer and Chief Business Officer
Lisa Barthelemy, Director of Investor Relations
(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS
FIRST QUARTER 2013 FINANCIAL RESULTS

SAN DIEGO, CA May 7, 2013 – ACADIA Pharmaceuticals Inc. (NASDAQ: ACAD), a biopharmaceutical company focused on innovative treatments that address unmet medical needs in neurological and related central nervous system disorders, today announced its unaudited financial results for the first quarter ended March 31, 2013.

ACADIA reported a net loss of $6.1 million, or $0.08 per common share, for the first quarter of 2013 compared to a net loss of $6.2 million, or $0.12 per common share, for the first quarter of 2012.

At March 31, 2013, ACADIA’s cash, cash equivalents and investment securities totaled $101.5 million compared to $108.0 million at December 31, 2012.

“The last several months have been a remarkable period of progress and success for ACADIA, beginning with the impressive results from our pivotal Phase III trial with pimavanserin for Parkinson’s disease psychosis (PDP) and culminating with our recent announcement of an expedited path to NDA filing,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “I believe this is just the beginning for ACADIA as we enter a new phase in which we are focused on building additional value in our pimavanserin franchise by rapidly advancing to registration in PDP and strategically broadening the program into other major neurological and psychiatric indications.”

Revenues totaled $417,000 for the first quarter of 2013, compared to $450,000 for the first quarter of 2012, and were derived from ACADIA’s collaborations with Allergan, Inc. as well as funding from research and development grants.

Research and development expenses decreased to $4.4 million for the first quarter of 2013, including $254,000 in stock-based compensation, from $5.0 million for the comparable quarter of 2012, including $139,000 in stock-based compensation. This decrease was primarily due to decreased external clinical costs associated with ACADIA’s Phase III program with pimavanserin, offset in part by increased personnel costs.

General and administrative expenses increased to $2.2 million for the first quarter of 2013, including $328,000 in stock-based compensation, from $1.7 million for the comparable quarter of 2012, including $274,000 in stock-based compensation.  This increase was primarily due to increased personnel costs as well as increased professional fees.

ACADIA currently expects to use between $28 million and $32 million of its cash resources to fund its operations for the year ending December 31, 2013. These resources are expected to be used primarily for ongoing and planned development and pre-commercial activities for pimavanserin.

Conference Call and Webcast Information

ACADIA management will review its first quarter financial results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-515-2912 for participants in the U.S. or Canada and 617-399-5126 for international callers (reference passcode 99860774).  A telephone replay of the conference call may be accessed through May 21, 2013 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 92885538).  The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there through May 21, 2013.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company focused on innovative treatments that address unmet medical needs in neurological and related central nervous system disorders. ACADIA has a pipeline of product candidates led by pimavanserin, which is in Phase III development as a potential first-in-class treatment for Parkinson's disease psychosis. ACADIA also has clinical-stage programs for chronic pain and glaucoma in collaboration with Allergan, Inc. and two advanced preclinical programs directed at Parkinson’s disease and other neurological disorders. All product candidates are small molecules that emanate from discoveries made at ACADIA. ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive email alerts.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, either alone or with a partner, including the progress, speed and expected timing of clinical trials, the path to NDA filing, and the clinical benefits to be derived from ACADIA’s product candidates, in each case including pimavanserin, future advancement or strategic broadening of the pimavanserin program, and ACADIA’s expected 2013 cash usage. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, the fact that past results of clinical trials may not be indicative of future trial results, and the risks and uncertainties associated with obtaining regulatory approvals for ACADIA’s product candidates. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2012 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Collaborative revenues	$417	$450

Operating expenses
Research and development (includes stock-based compensation of $254 and $139, respectively)	4,430	5,021
General and administrative (includes stock-based compensation of $328 and $274, respectively)	2,151	1,660
Total operating expenses	6,581	6,681
Loss from operations	(6,164)	(6,231)
Interest income, net	41	13
Net loss	$(6,123)	$(6,218)
Net loss per common share, basic and diluted	$(0.08)	$(0.12)
Weighted average common shares outstanding, basic and diluted	78,748	52,903

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2013	December 31, 2012(1)

Assets
Cash, cash equivalents and investment securities	$101,463	$107,967
Prepaid expenses, receivables and other current assets	1,522	581
Total current assets	102,985	108,548
Property and equipment, net	30	42
Total assets	$103,015	$108,590
Liabilities, redeemable common stock and stockholders’ equity
Current liabilities	$5,695	$5,948
Redeemable common stock	17,658	17,658
Stockholders’ equity	79,662	84,984
Total liabilities, redeemable common stock and stockholders’ equity	$103,015	$108,590

(1) The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited financial statements at such date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.